Conference Call Transcript
GulfMark Offshore 3rd Quarter Earnings Call
October 28, 2009, 9:00 a.m. Eastern

CORPORATE PARTICIPANTS

Quintin Kneen
GulfMark Offshore – CFO and Executive Vice President
Bruce Streeter
GulfMark Offshore - CEO and President

CONFERENCE CALL PARTICIPANTS

Jud Bailey – Jefferies and Company
Pierre Conner – Capital One South Coast
James West – Barclays Capital

Operator:
Good morning, my name is Chastity, and I will be your conference operator today.  At this time, I would like to welcome everyone to the GulfMark Offshore, Inc. Third Quarter Earnings Conference Call.  All lines have been placed on mute to prevent any background noise.  After the speaker’s remarks, there will be a question-and-answer session.  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.

This conference call will include comments which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors.  These risks are more fully disclosed in the company’s filings with the SEC.  The forward-looking comments on this conference call should not therefore be regarded as representations, and the projected outcomes can or will be achieved.

Thank you, I would now like to turn the call over to Bruce Streeter, President and CEO of GulfMark Offshore.

Bruce Streeter:
Thank you.  Good morning, everyone.  Generally normally David Butters, our Chairman, likes to open the conference call, provide a little bit of insight, and follow a standard pattern on the process of the call.  Unfortunately, David is traveling and is unavailable this morning, and I've had to try to fill his large shoes.

But we will follow the pattern as normal, I'll turn the call over to Quintin, he’ll go through the details, follow through on the press release, return it to me, and then I'll give some comments, and then we’ll open it up for questions.

Quintin Kneen:	Thank you, Bruce.

OK, well a tough quarter any way you slice it, a bit of noise too.  Bruce and I will speak for about 15 to 20 minutes, obviously we’ll try to provide more clarity and color to the quarter and to the near term outlook.

As we indicated in our press release, results for the third quarter were characterized by continued weakness in the Americas, softness in the North Sea, but continued stability and strength in Southeast Asia.  Our revenue for the quarter was 90.8 million, down approximately 14 percent from Q2.  North Sea revenue was down 12 percent, and America’s revenue was down 20 percent.  Decreased utilization was the big driver of the decrease in both of those regions.

North Sea was helped by currency fluctuations, approximately 2.4 million of revenue, and 1.2 million of costs were driven by currency changes, for a net positive impact of 1.2 million.  Southeast Asia was helped by capacity increases.  As we mentioned on the second quarter call, we added the Comanche to the Southeast Asia fleet in Q3.  Having the Comanche for a majority of the quarter, and the Cherokee, which was added in Q2 for a full quarter contributed 1.9 million of operating profit to the quarter.

Weakness in the Americas continued, revenues in the Americas was down 7.9 million sequentially, and that was all Gulf of Mexico. Revenue was up slightly in the rest of the Americas.

Sequentially operating costs were up slightly, they were up approximately 400,000.  As I mentioned earlier, FX drove the number up approximately 1.2 million, so on a stable currency basis, operating costs were down 800,000.  Costs were down seven percent in the Americas, or 1.8 million, as a result of labor cost saving initiatives that we initiated in Q3.

We performed eight drydocks for the quarter, two more than we originally planned.  We utilized 200 drydock days, as compared to the 120 days we had budgeted.  And drydock expense for the quarter was approximately 1.4 million higher than our previously estimated amount of five million.  For Q4, we’re still estimating five drydocks that will result in about 120 drydock days, and cost approximately five million.

General and administrative expenses were flat sequentially, but my expectation is that the run rate will move down by Q1 of 2010.  You may recall that last quarter we saw an increase that was due to a one-time non-cash expense associated with the acceleration of vesting restricted stock.  This quarter, we had unusually high legal fees associated with the ongoing recovery efforts of the loss we recorded in Q1 related to the shipyard bankruptcy, and also to the bylaw amendment proxy that we announced last week.  I expect our G&A costs to remain slightly elevated in Q4, but to begin to trend down again in Q1 of 2010.

Depreciation was up in Q3, driven by the new vessel deliveries in Southeast Asia that I mentioned earlier.  The run rate will move up slightly, approximately 500,000 in Q4 due to the newbuild delivery in the North Sea fleet in November.

As a result, operating income for the third quarter was 19.8 million, reflecting an operating income margin of 22 percent, and an EBITDA margin of 37 percent.  Operating income margin in the North Sea was 11.6 million, a 28 percent operating income margin.  Southeast Asia continues to perform very well, operating income was 13.2 million for the quarter, reflecting an operating income margin for the region of 69 percent.  Operating income in the Americas was off 7.3 million, resulting in an operating income margin of four percent.

The Americas was impacted mostly by weakness in the U.S. Gulf of Mexico, other areas in the Americas, such as Brazil, Trinidad and Mexico continue to fare much better.  Revenue was up in those other areas, and operating profit was up slightly before drydock expense.

Tax expense for the quarter was 2.6 million, higher than expected, but cash tax expense was still approximately four percent, and we expect the same cash tax expense rate for Q4 as well.  However, our total tax expense for Q4 will also be unusually high, also non-cash.

In Q4, we will be distributing more cash from our foreign operations to the U.S.  We are doing all of this in anticipation of paying down the senior and subordinated facilities, as well as the revolver.  I'll provide more detail on those pay downs in just a moment.  But when we repatriate funds, we incur a non-cash tax expense, because our earnings in the North Sea and Southeast Asia are taxed locally at a much lower rate, approximately five percent on average.

Essentially those funds get taxed up to 37 percent when we bring the money to the U.S.  These tax amounts are non-cash, because we’re utilizing net operating loss carry-forwards and foreign tax credits to satisfy the obligations.

That said, we are currently anticipating dividending 30 million of foreign earnings to the U.S. in Q4.  So as a result, our Q4 tax expense should be approximately 10 million higher than Q4 quarterly earnings would otherwise suggest, all non-cash.  Obviously the 32 percent rate differential times the 30 million is how we get at the 10 million non-cash tax expense item that we’re looking at for Q4.

I expect all of this to settle down in Q4, I expect our long-term tax rate to be between 10 and 12 percent, but that will fluctuate based on how large our percentage domestic earnings are in relation to total earnings.  In periods where domestic earnings are lower, that percentage will be lower, and obviously special items like the repatriation of cash impact the rate as well.

Capital expenditures for the quarter total 11.1 million, that amount includes the final payment on the Comanche that delivered in the third quarter, ongoing progress payments under our newbuild program related to the vessels being built in Poland, capitalized interest on the construction program, and a small amount of capital for vessel upgrades.

Our updated estimate of capital expenditures for the newbuild program for the remainder of 2009 is 48 million, with a substantial majority of that related to the North Sea delivery in November.

So to give you a recap of where we are in our newbuild program, as of now, we have four more deliveries under the program, one will be delivered in November 2009, a 284-foot PSV to the North Sea market, and then we have three more vessels that will be delivered in 2010.  One is another 284-foot PSV into the North Sea market, and then the two 10,000 BHP anchor handlers being built by Remontowa in Poland.

As it pertains to 2010, the capital requirement for the newbuild program is still estimated to be approximately 50 million, and that would complete the requirements under the current program.  We expect all vessels under construction to be delivered by the end of the third quarter 2010, we expect the PSV and one of the anchor handlers to be delivered in Q2, and the last anchor handler to be delivered in Q3.

Cash on hand at quarter end was 198.1 million, all totaled net debt (total debt  less cash) decreased by 36.9 million since June 30, respectable, consistent with the quarterly cash generation goals we set for ourselves for 2009.  Although approximately 19 million of the cash flow this quarter resulted from the liquidation of working capital.  So whereas I'm pleased with the overall cash generation, I don’t expect that level of working capital liquidation to continue.

There has been a slight decrease in the outstanding debt balances, but only on the senior facility.  To recap, the – at quarter end, the senior notes represented 159.7 million, there is 80 million outstanding under the 175 million revolving credit facility.  The outstanding balance on the senior facility is now 138.8 million, and the subordinated facility remains unchanged at 85 million.  So total outstanding indebtedness is therefore 463.5 million, and net of cash, the balance at quarter end was 265.4 million.

We did execute a credit approved term sheet in Q4 to refinance 200 million of the 223.8 million outstanding under the senior and subordinated facilities that would otherwise mature on June 30, 2010.  We currently expect to refinance in the bank market, and we expect it’ll be a two percentage point increase on the interest rate on that debt.

We expect to complete the refinancing before the end of the year.  In conjunction with refinancing the 200 million, we anticipate repaying the remaining 23.8 million under those facilities, and after the refinancing is complete, we intend to repay 80 million currently outstanding under the revolver.  So in total, we are anticipating making 103.8 million of debt repayments in Q4.

So give a bit of a recap on what I expect to happen with our cash balance in Q4, we will be opening Q4 with the 198.1 million, after the 103.8 million of debt repayments that I just mentioned, and the 48 million of cap ex I mentioned earlier, plus operating cash flow generated for the quarter, I expect that we will close the quarter with more than 50 million of cash on hand, and no amounts drawn under the 175 million revolving credit facility.

Cash on hand at year end is estimated to be more than 50 million, and then sufficient to complete the funding of the newbuild program.  The underlying 175 million revolver and cash flow from operations throughout 2010 will provide the resources for commercial opportunities that arise during the year.

Overall contract cover for the remainder of 2009 Q4 stands currently at 64 percent.  That’s slightly higher than the 61 percent that we reported on the last earnings call, and generally consistent with the level of forward visibility we have had throughout most of 2009.

Consolidated contracted revenue for the remainder of 2009 is 71.9 million, that’s revenue dollars, and it’s down from the 117.2 million of revenue dollars that we had in our forward contract cover for the remainder of 2008 at this time last year.

The 71.9 million of revenue dollars for the remainder of 2009 breaks out as follows, 29.9 million for the North Sea, 16.5 million for Southeast Asia, and 25.5 million for the Americas.

Forward contract cover for 2010 stands at 41 percent, slightly above what we reported on the last earnings call, but below the forward contract cover percentage we have been at over the past few years at this time.  We’re comfortable with the global contract cover that we have for 2009 and 2010, given overall market conditions.  Thus far in 2009, we ended up with more spot exposure than we have had in recent years, and that’s likely to continue into 2010, but it’s nothing that we are unaccustomed to or are uncomfortable with at this point in the cycle.

With that, I'll transfer the call back over Bruce to give more detail on current market conditions, and more perspective on the remainder of 2009.

Bruce Streeter:	Thanks, Quintin. My intent this morning is to focus on the future, as we continue to be a company that considers long-term objectives rather than short-term actions.

We need to balance our contract mix, but can not forget that long-term increase in shareholder value is the main objective.  Now there was, as Quintin has mentioned, a certain level of noise in this quarter, and there probably will be some in the fourth quarter.  The items in the quarter tended to make it harder to see operational results, but we did know going in that this would be an especially difficult quarter, and that that largely came from the weakness in the Gulf of Mexico and the North Sea.

Even prepared for the market, I expect overall the quarter numbers were probably less than many expected, but need to be viewed in the larger context.  We continue to have positive earning results, strong cash flow, and are moving to improve the long-term credit position with borrowings at a reasonable rate.  Today as we discuss the future, we have over 200 million in cash, a strong fleet, and are well positioned to take advantage of market recovery when it does occur.

Decline in demand and reduction in short-term rates hurt utilization and rates in two of our operating areas, the North Sea and the Gulf of Mexico.  Other regions have continued to show strength, although the changeover of contracts and the gaps created between contracts, as well as the expansion of drydocks above our plan did reduce quarterly results in areas that are still strong for us.

It is difficult to know where the industry is, and how 2010 will develop until data on operator budgets are available.  However, there is guarded optimism in most of the data elements available.  I hesitate to use the green chutes description, but that seems to be the prevailing philosophy.

Several of the drilling contractors, and particularly those involved in jack up activity, have identified an increase in contacts by operators.  For our part, we are seeing more bids than we were at the beginning of last quarter.  Considering rate levels, we have to be guarded in how we approach the market.  We prefer not to have too much exposure to short-term markets, but at the same time, do not want to fix too many vessels based on current market conditions.

Recently we’ve ended up with more vessels on the short-term market, and have and will commit to moving some vessels between locations.  We have an additional vessel temporarily in Trinidad, and another en route.  It appears we will move an additional two vessels during the quarter, which will primarily benefit 2010 results.

In your modeling calculations, I would estimate that we will probably have something on the order of at least 75 days related to mobilizations that will take vessels out of the earning capacity in the fourth quarter, but provide better results in 2010.

Twice recently we had the opportunity to place vessels in Asia on more than one contract, so that market seems to be holding up, and we continue to find good employment for the vessels that we have in that area.  We, like everyone else, look to improvements in Brazil, and they’re probably coming and will come, but they have been slow to materialize.

Not everything that’s being talked about in the market will result in higher vessel usage, but should jack-up units see increased work in drilling pick-up on a worldwide basis, then we will see increased levels reflected from other budget activity, and that will mean that there’ll be higher levels of development work, production support, and probably an increase related to maintenance demand.

As an example of positive signs, we have noted extensions of short-term drilling programs recently announced in the North Sea where rigs had or were expected to go idle.  The latest information I have seen is that there will be only 18 exploration wells drilled in the U.K. sector this year.  But looking at projections for next year, I see that the range listed in for a low of 25 to a high of 38, which indicates a significant increase year-over-year.

The 2010 potential activity is more in line with the stronger demand years in 2007 and 2008 than it was with the current year 2009.  Data points from other areas are less specific, are becoming more positive.  No one seems to be definitive about market recovery, but it seems everyone I have listened to expects it to ramp up in 2010.

We will work from the point of view of improvement, but look to be opportunistic and yet realistic in approach.  We continue to manage to reduce costs while maintaining qualified crews and ready vessels.  I think if you look back, you'll see that we had a fairly significant reduction in operating costs in the North Sea in the second quarter, and that held in third quarter, we kind of worried that it might drift back a little.

And the changes in improvements in the Gulf of Mexico were reflected more in the third quarter than they were in previous quarters, but we would expect the cost control to be a major factor going forward.  But at the same time, maintaining the fleet in a fully ready position with the vessels able to go to work when called upon.

Quintin noted that we did more drydocks and more drydock days than planned.  We actually had one drydock that was a 2010 event, but because of some mechanical work that we needed to do, we went ahead and moved that drydock to this year, and that way it will not conflict with the charter position going forward next year.

And we do note that even though we have done more drydocks than expected at present, and we still expect to be under the scheduled drydock budget for the year.  Once again, a good focus on cost control.

Hopefully we can continue to do this in the fourth quarter, and adjust and use our time best to prepare for next year.  Now one of the things that relates to cost control is that when you have lower utilization, you do take the opportunity to do maintenance work and reduce potential longer-term costs of doing that maintenance when the vessels are working, and that tends to be an offset to cost savings, but a benefit to the vessels being prepared for the future.

Provided we complete the refinancing the debt piece as planned, and put in place the protection necessary related to Jones Act status, and adjust our fleet mix and position to best accommodate a market change, we will have accomplished much.  We face many challenges, but the challenges are what bring us opportunity.

With that, I think we’ll take some questions.

Operator:
Thank you.  At this time, I would like to remind everyone, in order to ask a question, please press star then the number one on your telephone keypad.  Our first question comes from the line of James West with Barclays Capital.

James West:	Hey, good morning, guys.

Bruce Streeter:	Good morning.

Quintin Kneen:	Good morning, James.

James West:
Bruce, the Gulf of Mexico’s been you know especially challenging I think for everybody involved, some of your competitors have stacked assets I think, you've kept most of your assets maybe stacked ready or ready to go back to work despite the low utilization.  Could you – could you talk a little bit about the strategy in the Gulf of Mexico over the next several quarters?  I mean we’re going to see some pick up in jack-up utilization, but it may not be significant.  Could you maybe think – tell us how you think about that market?

Bruce Streeter:
Well you’ve heard the operators of jack-ups talk about an increase of activity, most people seem to relate that to the end of the hurricane season, which is shortly coming up.  There has been some discussion that if there’s not budget costs related to hurricane activity, that that means some funds may be redirected to maintenance that has been postponed.

We’ve seen I would say some changes in market utilization during the month of October as compared to the other months.  We’ve moved up and down a lot of short-term or spot type work more reminiscent of say the North Sea.  We have sent one of the 4000s to Trinidad.  And we are waning and we’ll see we’re staffed now to where we don’t expect to fully utilize the vessels, but at the same time we’re capable of responding to some pick up in jack-up utilization, which seems to be there, I think there’s been a couple of announcements of rig fixtures earlier this week, and we know of one of our former customers who’s returning their drilling rig to active drilling.  So the signs are there, and we’ll worry about it when the realization comes.

James West:	OK. And then I think made some comments in the press release about opportunities in West Africa, I was wondering if you could give some more color about them.

Bruce Streeter:
There are a series of longer-term projects, and then a focus historically on shorter-term work.  We’ve been covering a few vessels working in West Africa, but right now, I think our focus is on a couple of long-term projects where we have a – several vessels that are in a short list position, whether that results in those vessels being contracted is probably a first quarter 2010 result as opposed to anything earlier.  But it is always encouraging to make the short list.

James West:	And are these assets that would leave the North Sea or other operations?

Bruce Streeter:	Actually it’s a combination, some of the vessels would come out of the North Sea. New construction would be involved, and perhaps vessels from another area too.

James West:	OK, that’s all for me. Thanks, Bruce.

Bruce Streeter:	Thanks.

Operator:	Thank you. Our next question comes from the line of (Pierre Connor) with Capital One South Coast.

Pierre Connor:	Morning, Bruce, Quintin.

Bruce Streeter:	Morning, Pierre.

Quintin Kneen:	Morning.

Pierre Connor:	Hey, let’s see, just running through the regions first in the North Sea, your thoughts on current spot and have you increased or decreased your spot exposure recently?

Bruce Streeter:
Our spot exposure is greater this quarter than last quarter, we have one additional PSV that’s entered the spot market.  It’s actually doing a one well program, but the rate will complete fairly shortly, so I'm considering it in the spot market.  We have one of the anchor handlers is in the North Sea, and the anchor handling spot market is very poor.  The PSV side, the rates are poor, but we are approaching the winter period, and utilization is starting to pick up.

You do have a drill ship going to Canada, and you probably have vessels from the North Sea scheduled to follow. The start-up of Petrobras’ operation in the Black Sea, and you have a coupe of vessels that are – that have moved to the Mediterranean, and you do have some fourth quarter demand outside the North Sea, which may encompass some vessels finally getting improved for contracts in Brazil and leaving the area.

So there’s probably an increase in spot activity, and a decrease in spot availability, but I don’t expect any great changes in market strength in the spot market in the North Sea in fourth quarter.

Pierre Connor:	OK, and are you beginning to get inquiries for construction season work post winter at this time yet, or when does that occur?

Bruce Streeter:
It is for North Sea related activity, it’s a little bit early, and there has been some demand requirements for work in South America, and I think a little bit of construction related demand for the Mediterranean, but I don’t think anything has been fixed against any of those requirements at present.

Pierre Connor:	OK.

Bruce Streeter:	There will be a higher level of activity, only because there is more defined pipe installation work in the North Sea this year than last year.

Pierre Connor:
OK.  Moving to Americas, the – I know the utilization, obviously even weaker than we thought, but the average rate’s stronger.  Wanted to see if we could dissect the next issue in that, in other words, were they the smaller vessels obviously that you were stacking, and can you give us a feel for sequentially pricing in the U.S. Gulf of Mexico?

Bruce Streeter:
I think that the pattern in the – in the mix changes, the continued high levels of utilization in the larger vessels, the weakness has been more in the swing vessel, and I think that’s with everybody, rates there are reasonably poor, where in the deeper water rates continue to be acceptable.

There are a lot of vessels competing against every job, and it’s a challenge.  But it – but the rate in the end has a lot to do with how the requirement is, if  they’re high specification demands, specifically requiring DP2, et cetera, there are a much smaller number of vessels competing.  If it’s a DP1 requirement or a non-DP requirement, it becomes open to an awful lot of ships and rates you know drop accordingly.

Pierre Connor:
Drop significantly.  Specifically you’ve mentioned Trinidad and Brazil’s growth areas, there’s a lot of noise in Mexico.  You made a comment a little bit about it, but could you give us your outlook for the next couple of quarters in Mexico/

Bruce Streeter:
Well we hear a lot about Mexico, we see a lot of people.  I'm not really seeing as much activity as we would expect, but part of that is because Pemex has limitations of where their current budget is, and how they’re going to develop the budget for next year.  And there's been a lot of talk about that, we have two vessels with Pemex that finish in the first quarter of next year.  They’ve been highly successful, they have very high operating levels, and we know that Pemex would like to continue those vessels.  But they have to work through the process of getting their budget in place before they can even tender for it.

So we have seen some tenders, but it’s largely against, if you will, replacement of vessels that are there.  A little bit of demand development appears to be coming in the crew boat side.  But on the supply vessel side, I would expect that it’s mainly a 2010 event.

Pierre Connor:
OK.  All right, last one on macro you know the newbuild order book question, of course.  From the information that you have, where do you see the order book now, has it changed in the last quarter say?  And would you take a stab at potential cancellations out of that order book?  There’s been a wide range of expected cancellations from the printed order book, wondered what your take was.

Bruce Streeter:
Yes, I mean it’s really kind of difficult, recently I think there was a couple of cancellations in India.  The list showed the vessels as being 2009 deliveries, and they were cancelled to – at a point in which no steel had been cut, or almost no steel had been cut.  So obviously they weren’t going to be built in 2009, if not cancelled, and probably not in 2010.

There’s a wide range of discussions about what’s happening with construction orders in China, I think a number of vessels that are theoretically on the books in Korea don’t get built.  But then there are a number of vessels that we see that people are trying to sell that are 80 percent finished, and construction has stopped you know eventually I suspect those boats will be built.  I haven’t actually paid that much attention to the numbers as far as cancellations, et cetera, other people I think probably can give you more accurate information.  But we focus more on the vessels that we see as competitive, and you know the impact in the markets where we are.  And obviously new construction vessels being delivered in Europe has an effect on us.  Some of the other locations, the lower specification vessels have no impact, and I would say that cancellations are probably up from what people think, and will continue to increase.  But what the actual numbers are, I don’t know.

Pierre Connor:	OK, no, I appreciate the perspective though. All right, thanks, gentlemen.

Bruce Streeter:	Thanks.

Operator:
Thank you.  Once again, if you would like to ask a question, please press star then the number one on your telephone keypad.  Our next question comes from the line of Judd Bailey with Jefferies and Company.

Judd Bailey:
Thank you.  Good morning.  A follow-up to Pierre’s questions on the Gulf.  If we – assuming we see a pick-up in activity, and more of your 4000 class vessels go to work, would it be fair to assume that that average day rate’s going to – would tick down some if lower rates – are rates for those vessels still kind of in the eight to $9,000 range, is that – is that fair to assume?

Bruce Streeter:	I think the range is probably a little higher end than that, and …

Judd Bailey:	A little higher, OK.

Bruce Streeter:	… depends on the specification. I think that there are jobs that will go at 8,000, and I think that depending on what’s involved you will see jobs that’ll go in the 12, 13s, but …

Judd Bailey:	OK, but that number would trend down if your utilization trends up presumably?

Bruce Streeter:	Still …

Judd Bailey:	The average day rate …

Bruce Streeter:	Yes, the average day rate’s going to trend down.

Judd Bailey:
OK.  And my – one of my other questions is in the North Sea you know it was reported by the you know different data services about jobs being bid at spot rates below operating costs.  And my question is, were those one and two-off type of incidents, or was it widespread?  And how much did that impact the market?

Bruce Streeter:
No, it’s fairly widespread.  The market is what the market is, and at some point that’s going to apply pressure and result in vessels going to lay up, or you know moving from the area.  Depending on you know where the levels are, I mean you have probably more spot demand than you did at this juncture last year, but you have less, if you will, longer-term tender results for this year, so that you have more vessels in the spot market, and the market bids to the number of vessels that are there, you have a wide range of players these days, some of them are pretty well funded, some of them are not.  You’re going to see a shake-out in the market, I suspect you’re going to see it.  If the rates stay low, you’ll see more vessels go to lay-up, if the market demand increases, and a lot of people apparently think it will, then you’re going to see the rates move back up.

Judd Bailey:	What’s the risk that rates at those levels in the North Sea start to have an impact on rates in other areas like Latin America or West Africa, or are you already seeing that?

Bruce Streeter:
Well I think there’s always a risk.  But each market has some influence, if you will, but each market is also somewhat independent.  But clearly everybody can read the same kind of information that you have, and you're going to get – people are going to question rates in other areas because of the lower …

Judd Bailey:	OK.

Bruce Streeter:	… rates in specific areas. But remember, the spot market has nothing to do with the long-term focus on term market and term rates. So …

Judd Bailey:	Yes.

Bruce Streeter:	… if you're in Latin America and you talk to somebody about spot rates in the North Sea, you're really talking about the wrong thing, you should be talking about term rates in the North Sea.

Judd Bailey:	OK, and how are – I mean are you seeing much term at all, or is there a viable term market there now, or is it predominantly spot?

Bruce Streeter:
Oh no, I mean the North Sea has a constant turnover of term work, you had a lot of changes in demand related to reduced drilling activity this year.  And you have a general flow that relates to how much spot availability there is, so that for instance normally, as we approach the winter season, several of the major operators will take on what they call winter cover boats, they’ll take them long-term through the winter.  But if there’s plenty of availability in the spot market, they don’t feel the need to do that, so far I have not seen anybody take winter cover boats, so I think they think there’s plenty of spot availability.

But outside of the North Sea, I think what we’ve – what we have seen recently is an increase in tendering activity.  I think people are – not that they know what their budgets are going to be for 2010, but they do know certain projects that will go forward, and they know that they need to establish equipment for that.  So you know we’ve seen some of the longer-term type tenders, in other words the very detailed tenders that end up taking two to four months to go from the bid process to the realization of the contract.

Judd Bailey:
OK.  And then my last question is your anchor handlers, you mentioned you have one anchor handler in the spot market in the North Sea.  What about the other two, are those on term contracts?  And if so, could you comment on where they are, and just what the – how long they’re going to be under those term deals?

Bruce Streeter:	One is on term in West Africa. It’s a 270-day contract, plus options. I'm not exactly sure what the start date was, but it was during last quarter.

Judd Bailey:	OK.

Bruce Streeter:	The other one has just completed a project, and is as we speak leaving West Africa, and it relates to my mention about vessels relocating.

Judd Bailey:	OK, is that the one that you're – you were speaking to that could be down – or in transit for 75 days or so during the quarter?

Bruce Streeter:	Well the 75 days will come from more than one vessel, but that vessel will be part of that.

Judd Bailey:	OK, great, thank you.

Operator:	Thank you. Once again, to ask a question, please press star then the number one on your telephone keypad.

Bruce Streeter:
OK, well if there are no further questions, we’d like to thank everybody for participating, and showing your interest in GulfMark, and we look forward to meeting with you again next quarter.  Thank you.

Operator:	Thank you. Thank you for joining today’s conference call, you may now disconnect.

END